UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 30, 2015

Boulevard Acquisition Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)

399 Park Avenue, 6th Floor New York, NY (Address of principal executive offices)	10022 (Zip code)

(212) 878-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into A Material Definitive Agreement.

On April 30, 2015, Boulevard Acquisition Corp., a Delaware corporation (“Boulevard”), and The Dow Chemical Company, a Delaware corporation (“TDCC”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Boulevard agreed to purchase all of the issued and outstanding shares of capital stock of AgroFresh Inc. (“AgroFresh”), an indirect wholly-owned subsidiary of TDCC (the “Transaction”).

Stock Purchase Agreement

The Transaction and Consideration

Pursuant to the Stock Purchase Agreement, TDCC will cause to be sold to Boulevard, and Boulevard will purchase, all of the issued and outstanding shares of capital stock of AgroFresh.  At the closing of the Transaction (the “Closing”), Boulevard will pay to TDCC $635,000,000 (the “Cash Consideration”) subject to adjustments, if applicable, and will issue to TDCC (i) one newly created share of Series A Preferred Stock and (ii) 17,500,000 shares of Boulevard’s common stock, par value $0.0001 per share (“Boulevard Common Stock”); provided, that under certain circumstances and subject to limitations, TDCC may receive at Closing less than $635,000,000 in Cash Consideration and more than 17,500,000 shares of Boulevard Common Stock as stock consideration provided that the aggregate value of such Cash Consideration and stock consideration shall be unchanged.

The Cash Consideration will be principally funded from the cash available to Boulevard from its initial public offering (currently held in trust) and debt financing of up to $425 million that Bank of Montreal and BMO Capital Markets Corp. have committed to fund at the Closing pursuant to a Debt Commitment Letter, dated April 30, 2015, by and among Boulevard, Bank of Montreal, and BMO Capital Markets Corp. (the “Debt Commitment Letter”).

In addition to the Cash Consideration to be paid at Closing, TDCC will be entitled to receive in 2018 an additional deferred payment from Boulevard of $50,000,000, subject to the achievement of a specified average EBITDA level over the two year period from January 1, 2016 to December 31, 2017.

Representations and Warranties

TDCC has made customary representations and warranties in the Stock Purchase Agreement relating to, among other things, its organization, the capitalization of the AgroFresh entities, financial statements of the AgroFresh business, absence of certain changes with respect to the AgroFresh business, title to and sufficiency of the AgroFresh business assets and no undisclosed liabilities. Similarly, Boulevard has made customary representations and warranties in the Stock Purchase Agreement relating to, among other things, its organization, capitalization, financial statements, absence of certain changes, and Boulevard’s public filings with the Securities and Exchange Commission (the “SEC”).

Other than the fundamental representations made by Boulevard and TDCC and the sufficiency of assets and no undisclosed liabilities representations made by TDCC, the representations and warranties of Boulevard and TDCC shall not survive the Closing.  The fundamental representations made by Boulevard and TDCC shall survive the Closing indefinitely, the sufficiency of assets representation made by TDCC shall survive the Closing for six (6) months and the no undisclosed liabilities representation made by TDCC shall survive the Closing for fifteen (15) months.

Boulevard and TDCC have agreed to indemnification obligations with respect to breaches of the fundamental representations made by them (which with respect to such obligations of TDCC, shall not exceed in the aggregate the amount of the purchase price) and the no undisclosed liabilities representation made by TDCC (which obligations shall be subject to certain limitations relating to a minimum claim amount, a deductible amount and a maximum liability cap).

Covenants

The Stock Purchase Agreement contains customary covenants of the parties with respect to operation of their respective businesses prior to the consummation of the Transaction and efforts to satisfy conditions to the consummation of the Transaction.

The Stock Purchase Agreement also contains additional covenants of Boulevard, including, among others, covenants for Boulevard to use reasonable best efforts to obtain the debt financing described in the Debt Commitment Letter. During the period prior to the Closing, Boulevard will be entitled, but not obligated, to issue additional shares of Boulevard Common Stock, provided that the aggregate purchase price in such offering does not exceed $75,000,000 and the price per share is not less than $10.00. Boulevard has agreed to reasonably cooperate and consult with TDCC with respect to any such offering.

The Stock Purchase Agreement contemplates that TDCC will cause the transfer of certain assets and liabilities relating to AgroFresh’s business currently held by TDCC or its affiliates to AgroFresh or one of its subsidiaries (the “Restructuring Transactions”).  TDCC will use its reasonable best efforts to cause such Restructuring Transactions to be consummated at or before the Closing.  If any Restructuring Transaction is not consummated at or before the Closing, TDCC will cause such restructuring transaction to be consummated as soon as is reasonably practicable after the Closing.

Conditions to Completion of the Transaction

Consummation of the Transaction is subject to customary conditions, including receipt of any necessary governmental consents.

Consummation of the Transaction is also subject to other conditions, including (i) the stockholders of Boulevard having approved, among other things, the transactions contemplated by the Stock Purchase Agreement, and (ii) absence of any governmental order that would prohibit the Transaction.

Additionally, Boulevard’s obligation to close the Transaction is conditioned upon, among other things, (i) the accuracy of TDCC’s representations and warranties in the Stock Purchase Agreement and performance by TDCC of its covenants and obligations in the Stock Purchase Agreement, and (ii) the delivery of certain duly executed agreements and documents.

Additionally, TDCC’s obligation to close the Transaction is conditioned upon, among other things, (i) the accuracy of Boulevard’s representations and warranties in the Stock Purchase Agreement and performance by Boulevard of its covenants and obligations in the Stock Purchase Agreement, (ii) the delivery of certain duly executed agreements and documents, (iii) the transactions contemplated by the Stock Purchase Agreement not resulting in TDCC holding in excess of 45% of all outstanding shares of Boulevard Common Stock at the Closing, (iv) the approval for listing on The NASDAQ Stock Market of the shares of Boulevard Common Stock to be issued as consideration to TDCC (v) Boulevard’s adoption and filing of the Series A Certificate of Designation with the Secretary of State of the State of Delaware, and the acceptance of the filing by the Secretary of State, and (vi) Boulevard’s adoption of a new certificate of incorporation and bylaws.

Claims Against Trust Account

Under the terms of the Stock Purchase Agreement, TDCC waived any right to any amount held in the trust account established pursuant to the Investment Management Trust Agreement, dated as of February 12, 2014, by and between Boulevard and Continental Stock Transfer & Trust Co. (the “Trust Account”), and it has agreed not to make any claim arising out of the Stock Purchase Agreement against any funds in the Trust Account.

Stockholder Meeting

Pursuant to the terms of the Stock Purchase Agreement, Boulevard is required to promptly call a meeting of its stockholders for the purpose of voting upon the transactions contemplated by the Stock Purchase Agreement, including the issuance of the shares of Boulevard Common Stock to TDCC.  In connection with the initial public offering of Boulevard, Boulevard Acquisition Sponsor, LLC (the “Sponsor”) and the independent directors of Boulevard (collectively, the “Initial Stockholders”) agreed to vote all of their shares of Boulevard Common Stock acquired subsequent to Boulevard’s initial public offering, which shares constitute 20% of Boulevard’s issued and outstanding shares of common stock, for an initial business combination transaction, such as the Transaction.

Proxy Statement

The Stock Purchase Agreement provides that Boulevard will prepare and file with the SEC a proxy statement in connection with the Transaction, to be sent to the stockholders of Boulevard.  TDCC has the right to designate two individuals for nomination as independent Class III directors (the “Class III Nominated Independent Directors”) to the board of directors of Boulevard, and Boulevard will nominate those individuals for election in the proxy statement.  In addition, two additional independent directors shall be designated as mutually agreed by TDCC and Boulevard, for nomination as a Class I director and a Class II director to the board of directors of Boulevard, and Boulevard will nominate those individuals for election in the proxy statement.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated prior to consummation of the Transaction by mutual consent of the parties. In addition, the Stock Purchase Agreement may be terminated by either party (i) if the Transaction has not closed by October 1, 2015; (ii) if a final, non-appealable injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction; (iii) in the event of a breach of a representation, warranty, covenant or agreement by the other party, if such breach would result in the failure of a condition to each party’s obligations, and cannot be cured by October 1, 2015; or (iv) if the transactions contemplated by the Stock Purchase Agreement and other matters submitted to the stockholders of Boulevard are not approved by the stockholders of Boulevard at the stockholders meeting.  Boulevard has agreed that if the Stock Purchase Agreement is terminated for any reason other than for TDCC’s uncured breach, Boulevard will not, among other things, consummate a business combination transaction.

A copy of the Stock Purchase Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement filed with this Current Report on Form 8-K. The Stock Purchase Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about TDCC or the other parties thereto. In particular, the assertions embodied in representations and warranties by TDCC and Boulevard contained in the Stock Purchase Agreement are qualified by information in the disclosure schedules provided by TDCC and Boulevard in connection with the signing of the Stock Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Moreover, certain representations and warranties in the Stock Purchase Agreement were used for the purpose of allocating risk between TDCC and Boulevard, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Stock Purchase Agreement as characterizations of the actual state of facts about TDCC, Boulevard or AgroFresh.

Transition Services Agreement

In connection with, and as a condition to the consummation of, the Transaction, AgroFresh and TDCC propose to enter into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which TDCC will provide AgroFresh with, among other things, certain marketing and sales, customer, information technology, and finance services for a limited period of time after the consummation of the Transaction, in exchange for the fees set forth in the Transition Services Agreement.

The foregoing is a summary of the material terms of the form of Transition Services Agreement, a copy of which is included as Exhibit F to the Stock Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Investor Rights Agreement

In connection with, and as a condition to the consummation of, the Transaction, Boulevard proposes to enter into an Investor Rights Agreement by and among Boulevard, TDCC, the Initial Stockholders and, if it has purchased Boulevard Common Stock pursuant to the Standby Agreement, Avenue Special Opportunities Fund II, L.P. (the “Investor Rights Agreement”).  Pursuant to the Investor Rights Agreement, any holder of Boulevard Common Stock that is party to the Investor Rights Agreement is entitled to demand that Boulevard register the resale of its securities subject to certain minimum requirements.  In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Transaction.  Boulevard is required to deliver financial statements and other information for each accounting period to each holder of Boulevard Common Stock issued to TDCC pursuant to the Transaction.  The Investor Rights Agreement also provides that Boulevard will take all necessary action to (i) cause the Preferred Director (as defined below) to be elected a member of the board of directors of each subsidiary of Boulevard and (ii) cause one of the Class III Nominated Independent Directors be a member of each committee of the board of directors of which the Preferred Director is not a member.

Pursuant to the Investor Rights Agreement, TDCC and the Initial Stockholders will agree not to transfer their shares of Boulevard Common Stock from the Closing until the day preceding the day that is twelve months after the Closing, subject to limited exceptions, including that TDCC has the right to transfer its securities if, in its sole discretion, TDCC determines in good faith that its ownership percentage of Boulevard Common Stock would require TDCC to consolidate the results of operations and financial position of Boulevard and Boulevard has not engaged in transactions to reduce TDCC’s ownership percentage within 20 business days.

The Investor Rights Agreement supersedes all similar agreements relating to the right to register securities of Boulevard, and terminates any such agreements between Boulevard and the Initial Stockholders.

The foregoing is a summary of the material terms of the form of Investor Rights Agreement, a copy of which is included as Exhibit C to the Stock Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Standby Agreement and Letter Agreement

In connection with the entry into the Stock Purchase Agreement, Boulevard has entered into a Standby Agreement with TDCC and Avenue Special Opportunities Fund II, L.P. (the “Standby Agreement”).  Pursuant to the Stock Purchase Agreement and the Standby Agreement, if Boulevard does not have sufficient cash at Closing to pay the full Cash Consideration, in addition to paying its expenses relating to the Transaction (up to an agreed upon amount) and maintaining an agreed amount of working capital, (a “Cash Shortfall”), a $5 million execution fee under the Transition Services Agreement that Boulevard is otherwise required to pay at Closing shall be deferred.  If after such deferral there is still a Cash Shortfall, then TDCC and Avenue Special Opportunities Fund II, L.P. have each agreed pursuant to the Standby Agreement to purchase from Boulevard up to an aggregate of 2,500,000 newly issued shares of Boulevard Common Stock at a purchase price of $10.00 per share (the “Standby Shares”), up to the amount of such Cash Shortfall, with each of TDCC and Avenue Special Opportunities Fund II, L.P. being responsible for one-half of the Cash Shortfall.  If after such purchase there shall still be a Cash Shortfall, then TDCC has agreed to receive shares of Boulevard Common Stock in lieu of Cash Consideration (at a value of $10.00 per share) provided that TDCC shall not, after such issuance, own more than 45% of the outstanding shares of Boulevard Common Stock at the Closing.

In consideration of each of TDCC and Avenue Special Opportunities Fund II, L.P. providing such standby equity commitment, at the Closing, Boulevard will pay a commitment fee to each of TDCC and Avenue Special Opportunities Fund II, L.P. in an amount equal to $875,000 (the “Standby Fees”).

The Standby Agreement also provides that, prior to the Closing, neither TDCC nor Avenue Special Opportunities Fund II, L.P. will transfer or agree to transfer any Boulevard Common Stock.

Avenue Capital Management II, L.P., Avenue Special Opportunities Fund II, L.P., Boulevard and TDCC are also parties to a letter agreement regarding the payment of transaction expenses and a replacement standby agreement (the “Letter Agreement”).  Pursuant to the Letter Agreement, Avenue Capital Management II, L.P. has agreed to be responsible for and to pay when due on behalf of Boulevard any of Boulevard’s transaction expenses, to the extent such expenses exceed $23,000,000.

The Letter Agreement also provides that Boulevard will use commercially reasonable efforts to identify one or more third parties (each such third party, a “Substitute Purchaser”) to commit to purchase up to an aggregate of 5,000,000 Standby Shares on substantially the same terms as set forth in the Standby Agreement and for aggregate fees that are less than the amount of the Standby Fees.  To the extent that Substitute Purchasers so commit to  purchase Standby Shares, the Standby Fees payable to TDCC and Avenue Special Opportunities Fund II, L.P. will be reduced on a pro rata basis.

The foregoing is a summary of the material terms of the Standby Agreement and the Letter Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Series A Certificate of Designation

In connection with, and as a condition to the consummation of, the Transaction, Boulevard proposes to issue one share of Series A Preferred Stock of Boulevard (“Series A Preferred Stock”) to TDCC.  The holder of the share, voting as a separate class, will be entitled to appoint one director to the board of directors of Boulevard (the “Preferred Director”).  The Series A Preferred Stock will not have any other rights.

Boulevard proposes to adopt and file a Certificate of Designation of Series A Preferred Stock with the Secretary of State of Delaware prior to the Closing, the form of which is included as Exhibit L to the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Warrant Purchase Agreement

In connection with, and as a condition to the consummation of, the Transaction, Boulevard, the Sponsor and TDCC propose to enter into a Warrant Purchase Agreement (the “Warrant Purchase Agreement”).  Pursuant to the Warrant Purchase Agreement, beginning on the date of Closing and ending on the date that is nine months after the Closing, Boulevard shall purchase in the open market warrants issued in connection with Boulevard’s initial public offering, in an aggregate amount of $10 million, at a purchase price per warrant of no more than $1.25.  If Boulevard has not purchased in the aggregate $10 million of warrants before the date that is nine months after the Closing, Sponsor may sell to Boulevard private placement warrants it holds at $1.00 per private placement warrant to satisfy the obligation (such private placement warrants, together with all other warrants purchase under the Warrant Purchase Agreement, the “Purchased Warrants”).

Pursuant to the Warrant Purchase Agreement, Boulevard shall issue to TDCC no later than the date that is nine months after the Closing warrants to purchase Boulevard Common

Stock representing 66 2/3% of the Purchased Warrants at no cost to TDCC and on the same terms as the warrants issued in connection with Boulevard’s initial public offering (the “TDCC Warrants”).

In the event that Boulevard has not issued to TDCC an aggregate of 6,000,000 TDCC Warrants on or prior to the date that is nine months after the Closing, (a) the Sponsor will transfer to Boulevard, at no cost to Boulevard, the number of private placement warrants equal to one-half of the difference between (i) 6,000,000 and (ii) the number of TDCC Warrants issued by Boulevard to TDCC on or prior to such date (such difference between clauses (i) and (ii), the “Make-Up Warrant Amount”) and (b) Boulevard will issue such number of TDCC Warrants equal to the Make-Up Warrant Amount.

The foregoing is a summary of the material terms of the form of Warrant Purchase Agreement, a copy of which is included as Exhibit M to the Stock Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Tax Receivables Agreement

In connection with, and as a condition to the consummation of, the Transaction, TDCC, AgroFresh, and Boulevard propose to enter into a Tax Receivables Agreement (the “Tax Receivables Agreement”).  Pursuant to the Tax Receivables Agreement, Boulevard will pay to TDCC, 85% of the amount of any tax savings, if any, in U.S. Federal, state and local income tax or franchise tax that Boulevard actually realizes as a result of the increase in tax basis of the AgroFresh assets resulting from a section 338(h)(10) election that Boulevard and TDCC have agreed to make in connection with the proposed Transaction.

The foregoing is a summary of the material terms of the form of Tax Receivables Agreement, a copy of which is included as Exhibit E to the Stock Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The shares of Boulevard Common Stock and Series A Preferred Stock that will or may be issued in connection with the Stock Purchase Agreement and the Standby Agreement will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “project”, “budget”, “forecast”, “intend”, “plan”, “may”, “will”, “could”, “should”, “predicts”,

“potential”, “continue”, and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which AgroFresh operates, AgroFresh management’s beliefs and assumptions made by its management and are not predictions or guarantees of actual performance. Accordingly, actual results and performance may materially differ from results or performance expressed or implied by the forward-looking statements. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any forward-looking or other information contained herein. Factors that could cause future results and performance to differ from the forward-looking statements include: the inherent uncertainty associated with financial projections; local, regional, national and international economic and business climates; risks of doing business internationally, including currency risks; changes in applicable laws or regulations; weather and natural disasters; outcomes of government reviews, inquiries and investigations and any related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes affecting AgroFresh or its operations; fluctuations in customer demand; the possibility that AgroFresh may be adversely affected by other economic, business, geopolitical, regulatory and/or competitive factors; the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction; the inability to complete the Transaction due to the failure to obtain approval of the stockholders of Boulevard or other conditions to the Closing; the risk that the Transaction disrupts current plans and operations of AgroFresh as a result of the announcement and consummation of the Transaction; costs related to the proposed business combination. Boulevard cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Boulevard’s most recent filings with the SEC. All subsequent written and oral forward looking statements concerning Boulevard, the Transaction, related transactions, or other matters and attributable to Boulevard or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. Boulevard cautions readers not to place undue reliance upon forward looking statements, which speak only as of the date made. None of Boulevard AgroFresh or TDCC undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information

Boulevard intends to file with the SEC a preliminary proxy statement relating to the Transaction. Boulevard will mail a definitive proxy statement and other relevant documents to the stockholders of Boulevard. Stockholders of Boulevard and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Boulevard’s solicitation of proxies for the special meeting to be held to approve the Transaction because these proxy statements will contain important information about Boulevard, AgroFresh, and the Transaction. The definitive proxy statement will be mailed to stockholders of Boulevard as of a record date to be established for voting on the Transaction. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov or by directing a request to: Boulevard Acquisition Corp., 399 Park Avenue, 6th Floor, New York, NY 10022.

Participants in the Transaction

Boulevard and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Boulevard in connection with the proposed Transaction. Information regarding the officers and directors of Boulevard is available in Boulevard’s annual report on Form 10-K for the year ended December 31, 2014, which has been filed with the SEC. Additional information regarding the interests of such potential participants will also be included in the proxy statement for the Transaction when available and the other relevant documents filed with the SEC.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

2.1*	Stock Purchase Agreement, dated as of April 30, 2015, by and between Boulevard and TDCC.
10.1	Standby Agreement, dated as of April 30, 2015, by and among Boulevard, Avenue Special Opportunities Fund II, L.P. and TDCC.
10.2	Letter Agreement, dated as of April 30, 2015, by and among Boulevard, Avenue Capital Management II, L.P., Avenue Special Opportunities Fund II, L.P. and TDCC.

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  May 4, 2015

BOULEVARD ACQUISITION CORP.

By:	/s/ Thomas Larkin
Name: Thomas Larkin
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1*	Stock Purchase Agreement, dated as of April 30, 2015, by and between Boulevard and TDCC.
10.1	Standby Agreement, dated as of April 30, 2015, by and among Boulevard, Avenue Special Opportunities Fund II, L.P. and TDCC.
10.2	Letter Agreement, dated as of April 30, 2015, by and among Boulevard, Avenue Capital Management II, L.P., Avenue Special Opportunities Fund II, L.P. and TDCC.

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.